Exhibit 99.1

Press Release
For Immediate Release

Guaranty Bank & Trust Opens
Newest Location in Fort Worth

MOUNT PLEASANT, Texas, January 3, 2018 / GlobeNewswire/ -- Guaranty Bancshares, Inc., (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced its twenty-eighth banking location at 410 W. 7th Street, Suite 2, of the Historic Electric Building in Fort Worth. The bank initially opened a loan production office in September and then received regulatory approval from the Office of the Comptroller of the Currency to convert the office into a full-service banking location on December 11, 2017.

Casey Tibbets, a lifelong resident of Tarrant County, serves as President of the Fort Worth market. He has over 12 years of commercial real estate, commercial & industrial, and SBA 504 loan experience in Tarrant County.

Ty Abston, Chairman of the Board and Chief Executive Officer stated, “Entering the Fort Worth and Tarrant County market is part of a long-term strategy for Guaranty. We look forward to partnering with local customers and helping them achieve their financial goals. Tarrant County's dynamic economic base provides opportunities for growth that are among the best in the state.”

Tibbets added, “Our mission is to continually improve the financial well-being of our customers and shareholders. This full-service location introduces local businesses and individuals to a successful community bank model based on building personal relationships with our customers.”

Tibbets received a Bachelor of Science in Business Marketing from Trinity University, where he played Division III football for the Trinity Tigers. He is active in various civic and charitable organizations in Fort Worth and Tarrant County. Tibbets has served as Board Chair of the Westside YMCA multiple times and assisted in various fundraising projects in the market, including projects for Habitat for Humanity and The Cancer Project.

About Guaranty Bancshares
Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A. As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management products and services. Guaranty Bank & Trust has 28 banking locations across 20 Texas communities located within the East Texas, Dallas/Fort Worth Metroplex and Central Texas regions of the state. As of September 30, 2017, Guaranty had total assets of $1.9 billion, total loans of $1.3 billion and total deposits of $1.6 billion. Visit www.gnty.com for more information.
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Contact Information:
Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881
Investors@gnty.com